Exhibit 99.1

Press Release

15 June 2012 – FOR IMMEDIATE RELEASE

Contact: Robert V. Lardon

Vice President, Investor Relations

Harman International Industries, Incorporated

203.328.3500

robert.lardon@harman.com

HARMAN Provides Update on Share Buyback Program

STAMFORD, CT – Harman International Industries, Incorporated (NYSE: HAR) today provided an update on its previously announced $200 million share repurchase program.

As of June 14, 2012, the Company has repurchased just over $100 million of Company common stock, which represents more than half of the amount authorized by our Board in October 2011.

Dinesh C. Paliwal, President, Chairman, and CEO of Harman, commented, “We believe the repurchase of our shares represents a sound investment decision for our Company given recent trading prices. If the price of our shares remains at or around the current market price level, we plan to continue to buy back our shares in accordance with the economic parameters of the repurchase program, as approved by our Board.”

The buyback program allows the Company to purchase shares of common stock in accordance with applicable securities laws on the open market or through privately negotiated transactions from time-to-time during the authorized 12 month period. The Company will continue to determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price and other factors, and the buyback program may be suspended or discontinued at any time.

About HARMAN

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets — supported by 15 leading brands, including AKG, Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson. The company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 25 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 13,000 people across the Americas, Europe and Asia, and reported net sales of $4.3 billion for the 12 months ended March 31, 2012. The company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

Press Release

© 2012 HARMAN International Industries, Incorporated. All rights reserved. Harman Kardon, Infinity, JBL, Lexicon and Mark Levinson are trademarks of HARMAN International Industries, Incorporated, registered in the United States and/or other countries. AKG is a trademark of AKG Acoustics GmbH, registered in the United States and/or other countries. Features, specifications and appearance are subject to change without notice.